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                                                                     EXHIBIT 5.1







                                 April 1, 1998


Correctional Properties Trust
4200 Wackenhut Drive -- Suite #100
Palm Beach Gardens, Florida 33410-4243

             Re:   CORRECTIONAL PROPERTIES TRUST

Ladies and Gentlemen:

             We have acted as special Maryland counsel for Correctional Properties Trust, a Maryland real estate investment trust (the "Trust"), in connection with the issuance of the Trust's Common Shares, par value $.001 per share (the "Shares").

             As special Maryland counsel for the Trust, we are familiar with its Declaration of Trust and Bylaws. We have examined the prospectus included in its Registration Statement on Form S-11, File No. 333-46681 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Trust is duly formed and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

             We have also examined and relied upon such records of the Trust and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

             Based on such examination, we are of the opinion that:

             1. The Trust is duly formed and validly existing as a real estate investment trust in good standing under the laws of the State of Maryland.



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Correctional Properties Trust
April 1, 1998
Page 2


             2. When the Board of Directors has determined the consideration to be received by the Trust for the Shares to be offered for sale pursuant to the Prospectus, the Shares will be duly authorized, and, when thereafter sold, issued and paid for as contemplated by the Prospectus, the Shares will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

             This letter expresses our opinion with respect to the provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland governing real estate investment trusts. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

             We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein under the caption "Legal Matters". We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder. Except as otherwise noted under the caption "Legal Matters," this opinion may not be relied upon for any other purpose or by any other person without our prior written consent.

                                        Very truly yours,



                                        Venable, Baetjer and Howard, LLP